Exhibit 99.1

Exicure Reports Second Quarter 2019 Financial Results and Recent Developments

CHICAGO & CAMBRIDGE, Mass. – August 8, 2019 – Exicure, Inc. (Nasdaq: XCUR), a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) constructs, today reported financial results for the second quarter ended June 30, 2019 and provided an update on corporate progress.

“The first half of 2019 continued to bring advancements across our pipeline,” said Dr. David Giljohann, Exicure’s chief executive officer. “We are extremely pleased with the strong progress in both our neurology and oncology franchises, while we simultaneously strengthened our board leadership and balance sheet. Our non-human primate data confirmed our enthusiasm for neurological applications of our SNA platform. Our recent $63.3 million public offering, which closed on August 2, 2019 provides the financial resources to advance these opportunities,” he added.

Second Quarter Corporate Progress and Recent Developments

•	Announced important preclinical data supporting development of SNA technology in the central nervous system (CNS)

◦	Presented results from a biodistribution study of SNAs in the CNS of non-human primates.

▪	SNAs were observed in all 46 regions of the brain examined.

◦	Preclinical research underway in indications including Huntington’s disease, spinocerebellar ataxia type 3 (SCA3), SCA2, SCA1, Friedreich's ataxia and Batten disease.

◦	Expect to nominate first candidate for neurological conditions late in 2019.

•	Expanded Board with experienced biotechnology leaders

◦	Jeffrey L. Cleland, Bosun Hau, Bali Muralidhar and Timothy Walbert.

•	AST-008 Phase 1b/2 clinical trial continues to progress—AST-008 is an SNA consisting of toll-like receptor 9 agonists designed for immuno-oncology applications.

◦	Company expects to complete Phase 1b enrollment of this trial by late 2019.

•	Enhanced Financial Resources

◦
Closed oversubscribed underwritten public offering of 31,625,000 shares of common stock at $2.00 per share for gross proceeds of $63.3 million with net proceeds of approximately of $58.8 million after deducting underwriters’ discounts and commissions and estimated offering expenses.

◦	Insider participation of approximately $2.6 million from David Walt, Jay Ventakensan and Chad Mirkin.

◦	Up-listed from the OTC to the Nasdaq Capital Market.

Second Quarter 2019 Financial Results and Financial Guidance

Cash Position: As of June 30, 2019, Exicure had cash and cash equivalents of $17.2 million compared to $26.3 million as of December 31, 2018.

Research and Development (R&D) Expenses: Research and development expenses were $3.4 million for the quarter ended June 30, 2019, compared to $3.8 million for the quarter ended June 30, 2018. The decrease in research and development expenses of $0.4 million was primarily due to lower clinical development programs expense of $0.6 million, partially offset by higher platform and discovery-related expenses of $0.1 million.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.0 million for the quarter ended June 30, 2019, compared to $2.0 million for the quarter ended June 30, 2018. Higher costs for compensation, travel, stock-based compensation and lease expenses were offset by lower legal fees.

Net Loss: Net loss was $5.2 million for the quarter ended June 30, 2019, compared to net loss of $6.8 million for the quarter ended June 30, 2018. The $1.6 million reduction in net loss was due to the addition of $0.4 million of revenue associated with the Dermelix transaction, the $0.4 million reduction in R&D expenses described above and the $0.8 million reduction in loss in Other income attributable to the (non-cash) fair value adjustment of our common stock warrant liability.

Cash Runway Guidance: Exicure believes that, based on its current operating plans and estimates of expenses, as of the date of this press release, its existing cash and cash equivalents will be sufficient to meet its anticipated cash requirements in excess of twelve months.

About Exicure, Inc.

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for immuno-oncology, inflammatory diseases and genetic disorders based on our proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure's lead program is in a Phase 1b/2 trial in patients with advanced solid tumors. Exicure is based outside of Chicago, IL. www.exicuretx.com
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s technology, potential therapies, cash requirements and projections and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: unexpected costs, charges or expenses that reduce cash runway; that Exicure’s pre-clinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates that have completed Phase 1 trials do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; and the ability of Exicure to protect its intellectual property rights. Risks facing the Company and its programs are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement (including without limitation its cash runway guidance) or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:
MacDougall
Karen Sharma
781-235-3060
ksharma@macbiocom.com

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$17,175	$26,268
Unbilled revenue receivable	—	3
Receivable from related party	11	10
Prepaid expenses and other assets	1,574	1,382
Total current assets	18,760	27,663
Property and equipment, net	963	1,061
Other noncurrent assets	533	32
Total assets	$20,256	$28,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,859	$—
Accounts payable	917	500
Accrued expenses and other current liabilities	1,781	1,543
Current portion of deferred revenue	541	—
Total current liabilities	8,098	2,043
Long-term debt, net	—	4,925
Common stock warrant liability	541	797
Other noncurrent liabilities	226	39
Total liabilities	$8,865	$7,804

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 44,369,790 issued and outstanding, June 30, 2019; 44,358,000 issued and outstanding, December 31, 2018	4	4
Additional paid-in capital	76,887	75,942
Accumulated deficit	(65,500)	(54,994)
Total stockholders' equity	11,391	20,952
Total liabilities and stockholders’ equity	$20,256	$28,756

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended, June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Collaboration revenue	$434	$19	$459	$55
Total revenue	434	19	459	55
Operating expenses:
Research and development expense	3,433	3,835	6,828	7,110
General and administrative expense	1,985	1,988	4,193	4,033
Total operating expenses	5,418	5,823	11,021	11,143
Operating loss	(4,984)	(5,804)	(10,562)	(11,088)
Other income (expense), net:
Interest expense	(203)	(166)	(386)	(327)
Other income (loss), net	(33)	(855)	442	(919)
Total other income (loss), net	(236)	(1,021)	56	(1,246)
Net loss	$(5,220)	$(6,825)	$(10,506)	$(12,334)

Basic and diluted loss per common share	$(0.12)	$(0.17)	$(0.24)	$(0.31)
Basic and diluted weighted-average common shares outstanding	44,368,174	39,454,821	44,363,115	39,406,324